Exhibit 10.1

ASSET PURCHASE AGREEMENT
among
PRIMO REFILL CANADA CORPORATION,
PRIMO WATER CORPORATION,
CULLIGAN OF CANADA, LTD.
and
CULLIGAN INTERNATIONAL COMPANY
March 8, 2011

i

TABLE OF CONTENTS (cont’d)

ii

TABLE OF CONTENTS (cont’d)

EXHIBIT
A	Standard RO Agreement

SCHEDULES
1.1(a)	Franchisees
1.1(b)	Seller’s Knowledge Persons
1.1(c)	Buyer’s Knowledge Persons
3.1	Organization
3.2	Capitalization
3.4	Seller’s Conflicts and Consents
3.5(a)	Financial Information
3.5(b)	Accounts Receivable
3.5(c)	Accounts Payable
3.12	Material Assigned Contracts
3.18	Customers
4.2	Primo Capitalization
4.4	Primo Conflicts and Consents
4.5(a)	Primo Financial Statements
4.7(b)	Primo Intellectual Property
4.7(c)	Primo Licenses
4.8	Primo Taxation
4.9	Primo Legal Compliance
4.10	Primo Litigation and Orders
4.11	Primo Environmental
6.15	Transition Services

iii

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) is entered into as of March 8, 2011, by Primo Refill Canada Corporation, a British Columbia corporation (the “Buyer”), Primo Water Corporation, a Delaware corporation (“Primo Parent”), Culligan of Canada, Ltd., a corporation governed by the Canada Business Corporations Act (the “Seller”) and Culligan International Company, a Delaware corporation (“Culligan Parent”).
STATEMENT OF PURPOSE
The Buyer has agreed to purchase from the Seller, and the Seller has agreed to sell to the Buyer, substantially all of the Seller’s assets relating to the Business for the consideration, including the Buyer’s assumption of certain stated liabilities, and on the terms and subject to the conditions set forth in this Agreement.
ARTICLE I
DEFINITIONS
“Accounts Payable” means all trade and other accounts payable of the Business.
“Accounts Receivable” means all trade and other accounts receivable generated by the Business and owing to the Seller and any claim, remedy or other right related to the foregoing.
“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. The term “control” means (a) the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a Person having ordinary voting power or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise.
“Agreement” is defined in the opening paragraph.
“Allocation Schedule” is defined in Section 2.8.
“Assigned Contracts” is defined in Section 2.1(d).
“Assumed Liabilities” is defined in Section 2.3.
“Average Closing Price” is defined in Section 2.5.
“Base Amount” is defined in Section 2.5.
“Bill of Sale” means the Bill of Sale and Assignment and Assumption Agreement to be executed by the Seller and the Buyer in the form agreed upon by the Seller and the Buyer.
“Business” means the bulk water exchange business currently conducted by the Seller in Canada consisting of accounts with retailers for (a) the delivery of water in 18 liter-sized containers to retailers for resale to consumers, (b) the pick-up of such containers for reuse and (c) the related services provided to such retailers, including the provision of display racking located at such retailers; provided, however, that the Business does not include the Seller’s water delivery, bottling and bottle refurbishment operations.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in Chicago, Illinois.
“Buyer” is defined in the opening paragraph.
“Buyer Cap” is defined in Section 7.4(b).
“Buyer Indemnitees” is defined in Section 7.1.
“Buyer Indemnity Threshold” is defined in Section 7.4(b).
“Buyer” is defined in the opening paragraph.
“Cash Consideration” is defined in Section 2.5.
“Closing” is defined in Section 2.6.
“Closing Adjustment Amount” means CDN$58,000.
“Closing Date” is defined in Section 2.6.
“Confidential Information” means information that is confidential concerning the business or affairs of any Party, including information relating to the Business, customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, manufacturing and production processes and techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, improvements, industrial designs, mask works, other Intellectual Property, compositions, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, business, employee and financial records, books, ledgers, files, correspondence, documents and lists of a Party, other confidential information and materials relating to the Business or any Party, and notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for any Party containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by such Party.
“Consent” means any consent, approval, authorization, permission, waiver or clearance.
“Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement, whether written or oral or whether express or implied, together with all amendments and other modifications thereto.
“Culligan Parent” is defined in the opening paragraph.
“Culligan Parties” means the Seller and Culligan Parent.
“Deposit Liabilities” means all Liabilities owed by the Seller to third parties with respect to deposits collected by the Seller from such third parties in the operation of the Business.
“Economic Closing Date” is defined in Section 2.5(c).

“Encumbrance” means any lien, mortgage, hypothec, pledge, encumbrance, charge, security interest, adverse or other claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning, lease, sublease, right of possession, prior assignment or other restriction of any kind or nature.
“Environmental Law” means any Law regulating the protection of the environment, including any Law relating to the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous material, substance or waste.
“ETA” means the Excise Tax Act (Canada).
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Assets” is defined in Section 2.2.
“Excluded Liabilities” is defined in Section 2.4.
“Existing Services Agreement” means that certain Canada Retail Bottled Water Services Agreement, dated as of November 10, 2010, between the Seller and the Buyer.
“Financial Information” is defined in Section3.5(a).
“Franchisees” means the Persons that are not Affiliates of the Seller that, as of the date hereof, have been licensed by the Seller to, among other things, provide services in support of the Business. A list of all Franchisees is set forth on Schedule 1.1(a).
“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and (i) unless otherwise specified and other than with respect to financial statements, as in effect on the date hereof and (ii) with respect to any financial statements, the date such financial statements were prepared.
“Governmental Body” means any federal, state, provincial, territorial, municipal, local, foreign or other government or quasi-governmental authority or any department, ministry, central bank, bureau, agency, subdivision, court or other tribunal of any of the foregoing.
“GST/HST” means the goods and services tax and harmonized sales tax imposed under the ETA.
“Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations under noncompete, consulting or similar arrangements), except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 90 days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established on the financial statements of such Person; (d) capitalized lease obligations of such Person; (e) indebtedness or other obligations of others guaranteed by such Person; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (h) Liabilities of such Person relating to unfunded, vested benefits under any employee benefit plan (excluding obligations to deliver stock pursuant to stock options or stock ownership plans); and (i) net payment obligations incurred by such Person pursuant to any hedging agreement.

“Indemnified Party” is defined in Section 7.5.
“Indemnifying Party” is defined in Section 7.5.
“Intellectual Property” means all U.S., Canadian and foreign (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith; (c) copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) trade secrets, discoveries, ideas, technologies, know-how, formulae and data; (f) domain names; and (g) other similar intellectual property rights.
“Inventory” is defined in Section 2.1.
“ITA” means the Income Tax Act (Canada).
“Knowledge” means (a) actual knowledge or (b) knowledge that would be expected to be obtained after a reasonable inquiry concerning the matter at issue. The Seller will be deemed to have Knowledge of a matter if any Person listed on Schedule 1.1(b) is deemed to have Knowledge of such matter, and the Buyer will be deemed to have Knowledge of a matter if any Person listed on Schedule 1.1(c) is deemed to have Knowledge of such matter.
“Law” means any federal, state, provincial, territorial, municipal, local, foreign or other law, statute, ordinance, regulation, rule, regulatory or binding administrative guidance, Order, constitution, treaty, principle of common law or other restriction of any Governmental Body.
“Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.
“Loss” means any loss, claim, demand, Order, damage, penalty, fine, cost, settlement payment, Liability, Tax, Encumbrance, diminution of value, expense, fee, court costs or attorneys’ fees and expenses.
“Material Assigned Contract” is defined in Section 3.12.
“Non-Competition Agreement” means the Non-Competition Agreement to be executed by the Seller and the Buyer, in the form agreed upon by the Seller and the Buyer.
“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.
“Organizational Documents” means (a) any articles of incorporation, organization or formation and any bylaws, operating agreement, shareholder agreement or limited liability company agreement (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Party” means any of the Culligan Parties or any of the Primo Parties.
“Permit” means any permit, license, franchise or Consent issued by any Governmental Body or pursuant to any Law.
“Permitted Encumbrance” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the ordinary course of business for monies not yet due, (b) any lien for Taxes not yet due and (c) any Encumbrance related to the Secured Debt of the Primo Parties.
“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.
“Pre-Closing Tax Period” is defined in Section 2.2(e).
“Primo Financial Statements” is defined in Section 4.5.
“Primo Parent” is defined in the opening paragraph.
“Primo Parties” means the Buyer and Primo Parent.
“Primo Stock” means the shares of common stock, par value USD$0.001 per share, of Primo Parent.
“Primo Subsidiaries” is defined in Section 4.1.
“Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.
“Purchase Price” is defined in Section 2.5.
“Purchased Assets” is defined in Section 2.1.
“QST” means the Quebec sales tax imposed under the QSTA.
“QSTA” means An Act respecting the Quebec sales tax.
“Qualifying Loss” means any individual indemnifiable Loss or series of related Losses in excess of CDN$5,000.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of November 10, 2010, between Culligan Parent and Primo Parent, as amended, restated or otherwise modified from time to time.
“Registration Rights Agreement Amendment” means the amendment to the Registration Rights Agreement to be executed by Culligan Parent and Primo Parent, in the form agreed upon by Culligan Parent and Primo Parent.
“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, financial advisors, lenders, financing sources and underwriters (including counsel for any such lenders, financing sources or underwriters).

“SEC” means the U.S. Securities and Exchange Commission.
“Secured Debt” means any Indebtedness that is secured by any Encumbrance.
“Securities Act” means the Securities Act of 1933.
“Seller” is defined in the opening paragraph.
“Seller Cap” is defined in Section 7.4(a).
“Seller Indemnitees” is defined in Section 7.2.
“Seller Indemnity Threshold” is defined in Section 7.4(a).
“Services Agreement” means the Services Agreement to be executed by the Seller and the Buyer, in the form agreed upon by the Seller and the Buyer.
“Share Consideration” is defined in Section 2.5.
“Standard RO Agreement” means an agreement substantially in the form of Exhibit A.
“Straddle Tax Period” is defined in Section 2.2(e).
“Tangible Personal Property” is defined in Section 2.1.
“Tax” means any federal, state, provincial, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, payroll, employer health, land transfer, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, goods and services, harmonized sales or other sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated, or other tax (including Canada Pension Plan or other provincial plan contributions, employment insurance premiums and workers compensation premiums), including any interest, penalty, or addition thereto. Taxes shall not include any license, registration or permitting fees that arise as a result of the Transactions.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.
“Third-Party Claim” is defined in Section 7.5.
“Trademark Sublicense Agreement” means the Trademark Sublicense Agreement to be executed by the Seller and the Buyer, in the form agreed upon by the Seller and the Buyer.
“Transaction Documents” means this Agreement, the Non-Competition Agreement, the Trademark Sublicense Agreement, the Bill of Sale, the Services Agreement, the Registration Rights Agreement Amendment, the Waiver Agreement and all other written agreements, documents and certificates contemplated by any of the foregoing documents.

“Transaction Expenses” means all expenses (other than Taxes) incurred by the Seller in connection with this Agreement and the other Transaction Documents, for itself or on behalf of its equity holders, and the consummation of the Transactions, including any and all legal, accounting, financial, advisory or consulting fees and expenses incurred as of the Closing Date, whether or not paid as of the Closing Date.
“Transactions” means the transactions contemplated by the Transaction Documents.
“Transfer Taxes” is defined in Section 2.10(c).
“Transition Period” is defined in Section 6.15.
“Transition Services” is defined in Section 6.15.
“Waiver Agreement” means the Waiver Agreement to be executed by the Seller in the form agreed upon by the Seller and the Buyer.
ARTICLE II
SALE AND PURCHASE OF ASSETS
2.1 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, the Seller hereby sells, assigns, transfers and conveys to the Buyer, and the Buyer hereby purchases, acquires and accepts from the Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of the Seller’s right, title and interest in the Seller’s assets exclusively used in the Business (other than the Excluded Assets) (the “Purchased Assets”), including all assets that fall into the following categories to the extent that they are exclusively used in the Business:
(a) Approximately 450 racking units owned by the Seller and used in the Business (the “Tangible Personal Property”);
(b) Approximately 83,000 18 liter-sized containers owned by the Seller and used in the Business (the “Inventory”);
(c) All Accounts Receivable as of the Closing Date;
(d) All rights and interests in and to all Contracts of the Business with retailers (the “Assigned Contracts”);
(e) All customer lists, supplier lists, business and financial records regarding Accounts Receivable and Accounts Payable, and equipment repair, maintenance, service, and quality control records;
(f) All goodwill of the Business;
(g) All rights of the Seller to causes of action, lawsuits, judgments, claims and demands of any nature arising out of the operation of the Business and all counterclaims, rights of setoff, rights of indemnification and affirmative defenses to any claims arising out of the operation of the Business that may be brought against the Buyer by third parties;
(h) All rights to refunds from customers and suppliers of the Business and all prepaid expenses of the Business; and

(i) All other properties and assets of the Business not of a type falling within any of the categories of assets or properties described in clauses (a) through (h) above falling within the definition of Purchased Assets.
2.2 Excluded Assets. The Seller retains ownership and responsibility for the following assets and other matters of the Seller (collectively, the “Excluded Assets”):
(a) All cash, cash equivalents and short-term investments;
(b) All Organizational Documents, share books, share ledgers, minute books and Tax Returns and records (including working papers) related thereto;
(c) All rights to causes of action, lawsuits, judgments, claims and demands of any nature and all counterclaims, rights of setoff, rights of indemnification and affirmative defenses to any claims that may be brought against the Seller by third parties, in each case to the extent that they relate to the Excluded Assets or the Excluded Liabilities;
(d) All rights under any Transaction Document;
(e) Subject to Section 2.10(d), all Tax credits, prepaid Taxes and refunds of the Seller pertaining to the Business or the Purchased Assets that are attributable to any of the following tax periods (each, a “Pre-Closing Tax Period”): (i) any taxable period ending on or before the Closing Date and (ii) for a taxable period that includes (but does not end on) the Closing Date (a “Straddle Tax Period”), the portion of the Straddle Tax Period ending on the Closing Date;
(f) All employees of the Seller;
(g) All rights and interests in and to any Contracts of the Business other than the Assigned Contracts; and
(h) All assets of the Seller not used exclusively in the Business.
For purposes of clause (e), the term “Seller” shall include Culligan Parent.
2.3 Assumed Liabilities. The Buyer hereby assumes and agrees to pay, perform and discharge only the following Liabilities of the Seller (collectively, the “Assumed Liabilities”):
(a) All Accounts Payable as of the Closing Date;
(b) All Deposit Liabilities as of the Closing Date; and
(c) Liabilities to be performed after the Closing Date under any Assigned Contract.
2.4 Excluded Liabilities. The Excluded Liabilities remain the sole responsibility of and will be retained, paid, performed and discharged as and when due solely by the Seller. “Excluded Liabilities” means every Liability of the Seller, other than the Assumed Liabilities, including all Liabilities of the Seller within the following categories to the extent they do not fall within the definition of Assumed Liabilities:
(a) All Liabilities under any Transaction Document;

(b) Except as provided in Section 2.10(c), all Liabilities and obligations for (i) Taxes pertaining to the Business or the Purchased Assets allocated to any Pre-Closing Tax Period as provided in Section 2.10 and (ii) franchise and income Taxes of the Seller for any taxable period;
(c) All Liabilities pertaining to environmental, ecological, health or safety claims to the extent relating to or arising from the ownership or operation of the Business or the Purchased Assets on or prior to the Closing Date;
(d) All Liabilities under any Contracts which are not Assigned Contracts;
(e) All Liabilities to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of the Seller;
(f) All Liabilities in respect of any Excluded Asset;
(g) All Transaction Expenses;
(h) All Indebtedness, except as assumed by the Buyer pursuant to Section 2.3;
(i) All Liabilities pertaining to the Seller’s employees, including the employees of the Business, and including all Liabilities that are in any way related to the employment and the termination of employment of such employees as well as any Liabilities and other obligations related to any employee benefit plans;
(j) All Liabilities for infringement or misappropriation of any Intellectual Property to the extent relating to or arising from the ownership or operation of the Business or the Purchased Assets on or prior to the Closing Date;
(k) All product Liability claims for damages or injury to Person or property to the extent relating to or arising from the ownership or operation of the Business or the Purchased Assets on or prior to the Closing Date; and
(l) All other Liabilities, regardless of when made or asserted, which arise out of any events occurring or actions taken or omitted to be taken by the Seller, or otherwise arising out of or incurred in connection with the conduct of the Business on or prior to the Closing Date.
For purposes of clause (b), the term “Seller” shall include Culligan Parent.
2.5 Purchase Price.
(a) The purchase price for the Purchased Assets (the “Purchase Price”) will be:
(i) an aggregate amount of CDN$5,300,000, as adjusted, composed of:
(A) CDN$1,590,000 (the “Base Amount”) in cash, less the Closing Adjustment Amount (the Base Amount as adjusted is the “Cash Consideration”), plus
(B) that number of shares of Primo Stock having an aggregate value of CDN$3,710,000 (the “Share Consideration”), calculated based upon a price per share equal to the average of the closing price of Primo Stock on The NASDAQ Global Select Market for the 20 most recent trading days prior to the Closing Date, with each day’s closing price converted from U.S. dollars to Canadian dollars based on such day’s exchange rate as listed in The Wall Street Journal (the “Average Closing Price”); and

(ii) the assumption of the Assumed Liabilities.
For the avoidance of doubt, no Party shall be required to make a duplicative payment with respect to the same item under this Section 2.5, Article VII or otherwise under this Agreement.
(b) Subject to the terms and conditions of this Agreement, at the Closing, the Buyer will (i) pay the Cash Consideration to the Seller by wire transfer of immediately available funds to a bank account or accounts designated at least one Business Day prior to the Closing Date by the Seller and (ii) issue to Culligan Parent (on behalf, and upon the direction, of the Seller) the number of shares of Primo Stock equal to (1) the Share Consideration divided by (2) the Average Closing Price.
(c) The Parties intend for this Agreement to be effective from an economic standpoint as of 11:59 p.m. local time on December 31, 2010 (the “Economic Closing Date”). In order to accomplish this, the Parties have mutually agreed to deduct the Closing Adjustment Amount from the Base Amount and the resulting Cash Consideration shall be paid by the Buyer in accordance with Section 2.5(b).
2.6 Closing. Subject to the satisfaction or written waiver of the conditions in Article V, the closing of the Transactions to be performed on the Closing Date (the “Closing”) will take place at the offices of K&L Gates LLP in Charlotte, North Carolina, commencing at 10:30 a.m. local time on March 8 2011 (the “Closing Date”). Subject to the consummation of the Closing on the Closing Date, the sale, assignment, transfer and conveyance to the Buyer of the Purchased Assets and the assumption by the Buyer of the Assumed Liabilities will be deemed effective as of 11:59 p.m. local time on the Closing Date.
2.7 Post-Closing Deliveries. Within ten Business Days after the Closing Date, the Seller will deliver a detailed list of each of the Accounts Receivable and the Accounts Payable, in each case as of the Closing Date.
2.8 Allocation of Purchase Price. The Buyer shall use commercially reasonable efforts to prepare a schedule setting forth the fair market value of the Purchased Assets for purposes of allocating the Purchase Price and other relevant items among the Purchased Assets (the “Allocation Schedule”) prior to the date which is sixty days following the Closing Date and shall deliver such Allocation Schedule to the Seller promptly after it is prepared. The allocation shall be reasonable and shall be based on appraisals conducted by an appraiser chosen by the Buyer. The Seller shall be provided with a reasonable opportunity to review and comment on the Allocation Schedule. If the Buyer and the Seller agree upon the Allocation Schedule after the Closing then (a) such allocation shall be the agreed allocation and (b) the Buyer and the Seller shall file any required Tax Returns in accordance with the Allocation Schedule and shall take no position inconsistent with the Allocation Schedule unless required by applicable Law or to reflect subsequent developments such as an adjustment to the Purchase Price. If the Buyer and the Seller cannot reach agreement on the Allocation Schedule, each shall be entitled to use its own allocation.
2.9 Withholding. Notwithstanding anything to the contrary in this Article II, the Buyer shall be permitted to deduct and withhold any amounts from the Purchase Price to the extent required by the ITA or applicable Law. As of the date hereof, to the Knowledge of the Buyer, no such deduction or withholding of any amounts from the Purchase Price is required by the ITA or applicable Law. Any amounts so deducted and withheld shall be treated as if paid to the Seller.

2.10 Certain Tax Matters.
(a) For purposes of this Agreement, all personal property, intangibles, and other similar Taxes, including, without limitation, any such Taxes paid or payable pursuant to the terms of any lease or other Contract (and excluding any Transfer Taxes, which shall be governed by Section 2.10(c)), paid or payable with respect to the Purchased Assets for any Straddle Tax Period shall be allocated to the Pre-Closing Tax Period and the period beginning on the day after the Closing Date on a per diem basis. For the avoidance of doubt, any license, registration and permitting fees that arise as a result of the Transactions shall be for the account of the Buyer.
(b) For purposes of this Agreement, except as provided in Section 2.10(a), Taxes paid or payable with respect to the Purchased Assets for any Straddle Tax Period (and excluding any Transfer Taxes, which shall be governed by Section 2.10(c)) shall be allocated to the Pre-Closing Tax Period and the period beginning on the day after the Closing Date on the basis of an interim closing of the books as of the completion of the Closing.
(c) Each of the Seller, on the one hand, and the Buyer, on the other hand, shall bear and pay 50% of the aggregate amount of all stamp, transfer, documentary, registration and other such similar Taxes (other than sales and use Taxes) (collectively, “Transfer Taxes”) incurred in connection with the transfer of the Purchased Assets, except that the Buyer shall bear 100% of (i) any value added or similar tax to the extent such transfer tax is recoverable, including, without limitation, GST/HST and QST and (ii) any fees or Taxes related to any registration, application or recordation in respect of trademarks, trade names or similar intangible property arising in connection with assignment of such trademarks, trade names or similar intangible property pursuant to this Agreement. The Buyer shall be responsible for all sales and use Taxes incurred in connection with the transfer of the Purchased Assets. The Buyer shall file, or shall cause to be filed, to the extent permitted by applicable Law, all Tax Returns in respect of Transfer Taxes as may be required to comply with the provisions of the Tax Law of the relevant Tax jurisdictions. The Seller shall cooperate with the Buyer in connection with all such filings and shall file or cause to be filed those Tax Returns that the Buyer is not permitted to file. The Seller and the Buyer shall cooperate in obtaining all applicable certificates to reduce or eliminate Transfer Taxes and sales and use Taxes.
(d) If available, the Buyer and the Seller will complete and sign, within ten Business Days after the Closing Date, joint elections under Section 167(1) of the ETA and under Section 75 of the QSTA to permit the sale and purchase of the Purchased Assets to take place on a GST/HST-free basis under Part IX of the ETA and on a QST-free basis. The Buyer will file each election with the appropriate Governmental Authority within the time permitted under the ETA and QSTA. If at any time the Seller is assessed by a Governmental Authority on the basis that an election is not valid, the Buyer agrees to pay to the Seller any GST/HST and QST, interest and penalties assessed by the Governmental Authority. The Seller is registered for GST/HST purposes under the ETA (registration number 87049 4739 RT0001) and for QST purposes under the QSTA (registration number 1010347005 TQ0001). The Buyer is registered for GST/HST purposes under the ETA (registration number 803269455 RT0001) and for QST purposes under the QSTA (registration number 1216775755 TQ0001).
(e) If the Seller or the Buyer, as the case may be, shall receive and realize in cash (or cash equivalent) a refund of any Tax the liability for which was the subject of allocation under Section 2.10(a), (b) or (c), the amount of that refund shall be prorated between the parties in accordance with the manner in which the related Tax liability was allocated. In the case of a Tax that is not subject to apportionment under Section 2.10(a), (b) or (c), if the Seller on the one hand, or the Buyer on the other hand, shall receive and realize in cash (or cash equivalent) a refund of such Tax and such Tax has been paid or borne by the other party, the party receiving the refund shall promptly remit such refund to the other party less any costs or expenses incurred by the receiving party in connection therewith.

(f) The Buyer and the Seller shall cooperate, as and to the extent reasonably requested by any other party, in connection with the filing and preparation of Tax Returns related to the Purchased Assets and any Proceeding related thereto.
(g) The Parties agree that, to the extent an amount of the Purchase Price is to be paid by the Buyer in respect of the Non-Competition Agreement to the Seller as consideration for its obligations thereunder, the Buyer and the Seller covenant to jointly elect in the prescribed form pursuant to proposed paragraph 56.4(3)(b) of the ITA in respect of the Non-Competition Agreement and to execute and file such joint election within the time specified in proposed subsection 56.4(14) of the ITA. If any provincial taxing authority proposes a similar provision, then the Buyer and the Seller shall make corresponding provincial elections. If no amount of the Purchase Price is allocated to or paid in respect of the Non-Competition Agreement, the Buyer and the Seller covenant to jointly elect in the prescribed form under Subsection 56.4(7) of the ITA to apply subsection 56.4(5) of the ITA in respect of the Non-Competition Agreement. The Buyer and the Seller will cooperate with one another in preparing, executing and filing the election form contemplated by this Section 2.11(g) with a view to ensure that (i) to the extent any amount of the Purchase Price is allocated to the Non-Competition Agreement, that amount is not treated as income of the Seller and is not subject to any withholding tax for Canadian tax purposes; and (ii) section 68 of the ITA does not apply to deem consideration to be received or receivable by the Seller for entering into the Non-Competition Agreement. The covenants in this Section 2.11(g) will survive the Closing and continue in effect for as long as necessary in order to achieve that purpose.
(h) To the extent that the Seller has received payments prior to the Closing Date from customers or any other persons in respect of those Liabilities to be performed after the Closing Date that are assumed under this Agreement, Purchased Assets having a fair market value equal to the amount of such payments are being transferred to the Buyer under this Agreement as payment for the Seller’s agreement to assume those Liabilities and the Seller and the Buyer will file an election pursuant to the provisions of subsections 20(24) and 20(25) of the ITA, and any corresponding provisions of any other applicable Tax Law, within the prescribed time period.
(i) The Buyer and the Seller will execute and file, within the prescribed time limits, a joint election under Section 22 of the ITA and Section 184 of the Taxation Act (Quebec), if applicable, with respect to the Accounts Receivable in respect of the Business and any corresponding provisions of any other applicable Tax Law and will designate in that joint election the portion of the Purchase Price allocated to those Accounts Receivable as the consideration paid by the Buyer and the Seller for such Accounts Receivable for the purpose of the election.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER
The Seller (and, with respect to Sections 3.1, 3.2, 3.3, 3.4 and 3.21 only, Culligan Parent) represents and warrants as follows:
3.1 Organization, Qualification and Corporate Power. Schedule 3.1 sets forth the Seller’s jurisdiction of incorporation or organization, the other jurisdictions in which it is qualified to do business, and its directors and officers. The Seller is a corporation incorporated, organized and subsisting under the Law of its jurisdiction of incorporation. The Seller has delivered to the Buyer correct and complete copies of its Organizational Documents. Culligan Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

3.2 Capitalization. Except as set forth on Schedule 3.2, Culligan Parent owns all of the outstanding equity of the Seller. There are no outstanding securities convertible or exchangeable into equity of the Seller.
3.3 Authority. Each Culligan Party has full corporate power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Seller of this Agreement have been approved by the equityholders of the Seller. The execution and delivery by each Culligan Party of each Transaction Document to which it is a party and the performance by such Culligan Party of the Transactions have been duly authorized by all requisite corporate action of such Culligan Party. Except as such validity, binding effect or enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or other Law now or hereafter in effect affecting the enforceability of creditors’ rights generally, (a) this Agreement constitutes the valid and legally binding obligation of each Culligan Party, enforceable against such Culligan Party, respectively, in accordance with the terms of this Agreement and (b) each Transaction Document to which each Culligan Party is a party constitutes the valid and legally binding obligation of such Culligan Party, as applicable, enforceable against such Culligan Party in accordance with the terms of such Transaction Document.
3.4 No Conflicts. Except as set forth on Schedule 3.4, neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which any Culligan Party or any Purchased Asset is subject; (b) violate any Permit held by any Culligan Party and related to the Business or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit held by any Culligan Party and related to the Business, except in each case with respect to Permits that individually or in the aggregate are not material; (c) violate any Organizational Document of any Culligan Party; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Assigned Contract or any Contract to which any Purchased Asset is subject; or (e) result in the imposition of any Encumbrance upon any Purchased Asset other than Permitted Encumbrances. Except as set forth on Schedule 3.4, no Culligan Party is required to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.
3.5 Financial Information.
(a) Set forth on Schedule 3.5(a) is unaudited financial information for the Business for the 12-month periods ending December 31, 2008, 2009 and 2010 (the “Financial Information”). The Financial Information presents fairly the performance of the Business for the respective dates presented.
(b) Set forth on Schedule 3.5(b) is a detailed list of the Accounts Receivable as of December 31, 2010, which list sets forth the aging of such Accounts Receivable.
(c) Set forth on Schedule 3.5(c) is a detailed list of the Accounts Payable as of December 31, 2010.
(d) To the Knowledge of the Seller, the aggregate amount of the Deposit Liabilities as of December 31, 2010 was $608,000, which aggregate amount is fairly stated based upon the methodology used by the Seller to estimate the Deposit Liabilities.

(e) Since December 31, 2010, the Seller has operated the Business in the ordinary course of business, it being understood that the ordinary course of business includes the receipt of certain services from the Buyer (in its role as the service provider under the Existing Services Agreement).
3.6 No Undisclosed Liabilities. The Seller has no material Liability arising from the Business (and no basis exists for any such material Liability), except for (i) Liabilities under executory Contracts that are either listed on Schedule 3.12 or are not required to be listed thereon, excluding Liabilities for any breach of any executory Contract and (ii) current Liabilities incurred in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law).
3.7 Title to and Sufficiency of Assets. The Seller has good and marketable title to, or other right in, the Purchased Assets, free and clear of any Encumbrances except Permitted Encumbrances. The quantities of the Tangible Personal Property and the Inventory are reasonable in the present circumstances of the Business and are not materially more or less than normal levels necessary to conduct the Business in the ordinary course consistent with past practices. The Seller does not own or license any Intellectual Property that is included in the Purchased Assets.
3.8 Tangible Personal Property; Condition of Purchased Assets. Each item of Tangible Personal Property is free from material defects and adequate for the uses to which it is being put. Each item of Tangible Personal Property is in good operating condition and is not in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.
3.9 Accounts Receivable. All Accounts Receivable that are reflected on the accounting records of the Seller as of the Closing Date represent or will represent valid obligations arising from products or services actually sold by the Seller in the ordinary course of business. There is no material contest, claim or right to set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.
3.10 Inventory. The Inventory is in all material respects of a quality usable for its intended purpose in the ordinary course of business consistent with past practices.
3.11 Real Property. The Seller does not own or lease any real property that is exclusively used in the Business.
3.12 Contracts. Schedule 3.12 lists each Assigned Contract with the customers listed on Schedule 3.18 (the “Material Assigned Contracts”). Each Material Assigned Contract, with respect to the Seller, is legal, valid, binding, enforceable, in full force and effect and, assuming compliance with the applicable matters referred to on Schedule 3.4, will continue to be so on identical terms following the Closing Date. Each Material Assigned Contract, with respect to the other parties to such Material Assigned Contract, to the Knowledge of the Seller, is legal, valid, binding, enforceable, in full force and effect and, assuming compliance with the applicable matters referred to on Schedule 3.4, will continue to be so on identical terms following the Closing Date. The Seller is not in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Assigned Contract. To the Knowledge of the Seller, no other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Assigned Contract. To the Knowledge of the Seller, no party to any Material Assigned Contract has repudiated any provision of any Material Assigned Contract.

3.13 Tax.
(a) (i) All material Tax Returns required to be filed with respect to the Business for all periods through and including the Closing Date have been duly and timely filed, and such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes required to be paid (or required to be withheld and paid) with respect to (x) the Business or the Purchased Assets or (y) any amounts owed by, or related to, the Business to any employee, creditor, independent contractor or other third party have been duly and timely paid (or withheld and paid), (iii) none of the Purchased Assets is subject to any Encumbrances (other than Permitted Encumbrances) as a result of a failure to pay any Tax, and (iv) no written claim has been made by a Governmental Body within the last three years in a jurisdiction where the Seller or any Affiliate of the Seller has not filed Tax Returns with respect to the Purchased Assets or the Business that the Seller or any Affiliate of the Seller is or may be subject to taxation in such jurisdiction with respect to the Purchased Assets or the Business.
(b) Since December 31, 2009 and as of the date hereof, the Seller has not incurred any Liability for Taxes in respect of any of the Purchased Assets or the Business outside the ordinary course of business.
(c) The Seller is not a non-resident of Canada for purposes of Section 116 of the ITA.
(d) Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties contained in this Section 3.13 are the sole and exclusive representations and warranties made by the Seller relating to matters arising under Tax Law.
3.14 Legal Compliance. The Seller is, and since January 1, 2007, has been, in compliance in all material respects with all applicable Law and Permits related to the Business, and no Proceeding is pending, nor since January 1, 2007, has been filed or commenced, against the Seller alleging any failure to comply with any applicable Law or Permit related to the Business. To the Knowledge of the Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Seller of any Law or Permit related to the Business. The Seller has not received any written notice or other written communication from any Person, or to the Knowledge of the Seller, any notice or other communication regarding any actual, alleged or potential violation by the Seller of any Law or Permit related to the Business or any cancellation, termination or failure to renew any Permit related to the Business held by the Seller.
3.15 Permits. The Seller does not hold any Permits that are exclusively used in the Business.
3.16 Litigation and Orders. There is no Proceeding pending or, to the Knowledge of the Seller, threatened or anticipated relating to or affecting (a) the Business, any Purchased Asset or any other asset owned or used by the Seller in connection with the Business or (b) the Transactions. There is no outstanding Order to which the Business or any Purchased Asset is subject. No Proceeding has been pending at any time since January 1, 2007, in which the Seller has been named as a defendant (whether directly, by counterclaim or as a third party defendant) and all Proceedings pending at any time since January 1, 2007, in which the Seller has been a plaintiff, in each case relating to the Business. No Order relating to the Business has been in effect at any time since January 1, 2007 to which any Purchased Asset is subject.

3.17 Environmental.
(a) With respect to the Business, the Seller has complied and is in compliance in all material respects with all Environmental Law, including obtaining and complying with all material Permits that are required pursuant to any Environmental Law;
(b) with respect to the Business, the Seller has not received any written notice, report or other information regarding any actual or alleged violation of any Environmental Law or any Liabilities or potential Liabilities under Environmental Law; and
(c) with respect to the Business, the Seller has not, either expressly or by operation of Law, assumed or undertaken any material Liability of any other Person under any Environmental Law.
3.18 Customers. With respect to each of the two fiscal years most recently completed prior to the date hereof, Schedule 3.18 lists the three largest (by dollar volume) customers of the Business during each such period (showing the approximate, unaudited dollar volume in descending order). Except as set forth on Schedule 3.18, since October 1, 2010 no customer listed on Schedule 3.18 has notified the Seller of a likely material decrease in the volume of purchases from the Seller, or a material decrease in the price that any such customer is willing to pay for products or services of the Seller, or of the bankruptcy or liquidation of any such customer.
3.19 Solvency. The Seller is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and will not become insolvent as a result of any of the Transactions. Immediately after giving effect to the Transactions: (a) the Seller will be able to pay its Liabilities (including the Excluded Liabilities) as they become due in the usual course of business, (b) the Seller will not have unreasonably small capital with which to conduct its present or proposed business and (c) taking into account all pending and threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such judgments promptly in accordance with their terms and all other obligations of the Seller.
3.20 No Brokers’ Fees. The Seller has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions.
3.21 Securities Law.
(a) Culligan Parent acknowledges that the offer and sale of the Share Consideration is intended to be exempt from registration under the Securities Act and all applicable state securities Law.
(b) Culligan Parent has been furnished all of the materials relating to Primo Parent and its purchase of the Share Consideration that have been requested and has been afforded an opportunity to ask questions of, and receive answers from, management of Primo Parent in connection with the Share Consideration. Culligan Parent has not been furnished with any oral or written representation in connection with the purchase of the Share Consideration by or on behalf of Primo Parent that it has relied on that is not contained in this Agreement.
(c) Culligan Parent: (i) is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act; (ii) has obtained, in its judgment, sufficient information to evaluate the merits and risks of the purchase of the Share Consideration; (iii) has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks associated with such purchase of the Share Consideration and to make an informed investment decision with respect thereto and (iv) has consulted with its own advisors with respect to the purchase of the Share Consideration.

(d) The Share Consideration is being acquired for Culligan Parent’s own account for investment and not for the benefit or account of any other Person and not with a view to, or in connection with, any unlawful resale or distribution thereof. Culligan Parent fully understands and agrees that it must bear the economic risk of the investment in the Share Consideration for an indefinite period of time because, among other reasons, such Share Consideration has not been registered under the Securities Act or under the securities Law of any states, and, therefore, the shares of such Share Consideration are “restricted securities” and cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities Law of such states or an exemption from such registration is otherwise available. Except as and solely to the extent set forth in the Registration Rights Agreement, Culligan Parent understands that Primo Parent is not under any obligation to register such Share Consideration on Culligan Parent’s behalf or to assist Culligan Parent in complying with any exemption from registration under the Securities Act or applicable state securities Law. Culligan Parent understands that Primo Parent may require, as a condition to registering the transfer of such Share Consideration, an opinion of counsel satisfactory to Primo Parent to the effect that such transfer does not violate such registration requirements.
(e) Culligan Parent intends that the state securities Law of Illinois alone (and not the securities Law of any other state) will apply to its acquisition of the Share Consideration. Culligan Parent meets all suitability standards imposed by the state of Illinois relating to the purchase of the Share Consideration hereunder without registering such Share Consideration under the securities Law of such state. For greater certainty, as the Share Consideration will be issued to Culligan Parent on behalf of and upon the direction of the Seller pursuant to Section 2.5(b) hereof, and not to the Seller, the issuance of the Share Consideration to Culligan Parent is not otherwise subject to the securities Law of any province of Canada.
3.22 Disclosure. To the Knowledge of the Seller, no representation or warranty contained in this Article III and no statement in any Schedule related thereto contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein not misleading.
3.23 Retail Locations. The Business is currently conducted by the Seller at a minimum of 775 retail locations. As of the date hereof, to the Knowledge of the Seller, no such retail location intends to terminate Seller’s right to conduct the Business at such retail location.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE PRIMO PARTIES
Except as disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Primo Parent prior to the date hereof , the Primo Parties represent and warrant to the Seller as follows:
4.1 Organization. Primo Parent is a corporation duly organized, validly existing and in good standing under the Law of the jurisdiction of its incorporation. The Buyer is incorporated as a company under the laws of the Province of British Columbia, is a valid and existing company and is in good standing. Primo Parent has no direct or indirect subsidiaries other than Primo Refill, LLC, the Buyer, Primo Direct, LLC, Primo Ice, LLC and Primo Products, LLC (each a “Primo Subsidiary” and together the “Primo Subsidiaries”), each of which is duly organized, validly existing and in good standing under the Law of the state of its organization. The Buyer has no subsidiaries. Each Primo Party has delivered to the Seller correct and complete copies of the Organizational Documents of such Primo Party.

4.2 Capitalization. The entire authorized capital stock of Primo Parent consists of (a) 70,000,000 shares of common stock, par value USD$0.001 per share, 19,123,884 shares of which are outstanding as of January 31, 2011, and (b) 65,000,000 shares of preferred stock, par value USD$0.001 per share, none of which are outstanding. All of the outstanding capital stock of Primo Parent has been duly authorized and is validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.2 or contemplated under this Agreement, there are no outstanding securities convertible or exchangeable into capital stock of the Primo Parent or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that could require Primo Parent to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Primo Parent. The Share Consideration will be duly authorized and validly issued and, upon the issuance of the Share Consideration as set forth in Section 2.5, will be fully paid, nonassessable and free of preemptive rights. Primo Parent does not directly or indirectly own or control any direct or indirect equity interest in any Person other than the Primo Subsidiaries. Primo Parent owns all of the outstanding equity of the Buyer.
4.3 Authority. Each Primo Party has full corporate or limited liability company power, authority and capacity, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by each Primo Party of this Agreement have been approved by the board of directors of such Primo Party. The execution and delivery by each Primo Party of each Transaction Document to which such Primo Party is a party and the performance by such Primo Party of the Transactions have been duly authorized by all requisite corporate action of such Primo Party. Except as such validity, binding effect or enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or other Law now or hereafter in effect affecting the enforceability of creditors’ rights generally, (a) this Agreement constitutes the valid and legally binding obligation of each Primo Party, enforceable against such Primo Party, respectively, in accordance with the terms of this Agreement and (b) each Transaction Document to which each Primo Party is a party constitutes the valid and legally binding obligation of such Primo Party, as applicable, enforceable against such Primo Party in accordance with the terms of such Transaction Document.
4.4 No Conflicts. Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which any Primo Party is subject; (b) violate any Permit held by any Primo Party or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit held by any Primo Party, except in each case with respect to Permits that individually or in the aggregate are not material; (c) violate any Organizational Document of any Primo Party; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any material Contract to which any Primo Party is a party or by which any Primo Party is bound; or (e) result in the imposition of any Encumbrance upon any asset of any Primo Party other than Permitted Encumbrances. Except as set forth on Schedule 4.4, no Primo Party is required to notify, make any filings with, or obtain any Consent of any Person in order to perform the Transactions.

4.5 Financial Statements.
(a) Attached to Schedule 4.5(a) are the following financial statements (collectively, the “Primo Financial Statements”): (i) audited balance sheet of Primo Parent as of December 31, 2008 and 2009, and statements of income, changes in stockholders’ equity, and cash flow for the fiscal years then ended, together with the notes thereto and the reports thereon of McGladrey & Pullen, LLP, independent certified public accountants; and (ii) an unaudited balance sheet of Primo Parent as of September 30, 2010, and statements of income, changes in stockholders’ equity and cash flow for the nine-month period then ended. The Primo Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition and results of operations of Primo Parent as of and for their respective dates; provided, however, that the interim financial statements described in clause (ii) above are subject to normal, recurring year-end adjustments (which will not be, individually or in the aggregate, materially adverse) and lack notes (which, if presented, would not differ materially from the notes accompanying the balance sheet dated as of December 31, 2009).
(b) The books and records of Primo Parent (i) are complete and correct in all material respects and all transactions to which Primo Parent is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all material discounts, returns and allowances by Primo Parent with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices in Primo Parent’s industry, (iv) form the basis for the Primo Financial Statements and (v) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of Primo Parent on an accrual basis. All computer-generated reports and other computer output included in the books and records of Primo Parent are complete and correct in all material respects and were prepared in accordance with sound business practices based upon authentic data. Primo Parent’s management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.
4.6 No Undisclosed Liabilities. Neither Primo Parent nor any Primo Subsidiary has any material Liability (and no basis exists for any such material Liability), except for (a) Liabilities under executory Contracts, excluding Liabilities for any breach of any executory Contract, (b) Liabilities to the extent reflected or reserved against on the Primo Parent interim balance sheet dated as of September 30, 2010, (c) current Liabilities incurred in the ordinary course of business since September 30, 2010 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law), and (d) Liabilities not required to be disclosed on a balance sheet of Primo Parent prepared in accordance with GAAP in a manner consistent with the Primo Parent balance sheet dated as of December 31, 2009.
4.7 Intellectual Property.
(a) Primo Parent owns or has the right to use all Intellectual Property necessary for the operation of its business as presently conducted. To the Knowledge of the Buyer, Primo Parent has taken all necessary action to maintain and protect each item of Intellectual Property that it owns that is used in its business.
(b) Neither the operation of its business nor the Intellectual Property owned by Primo Parent infringes the Intellectual Property of any third party. Except as set forth on Schedule 4.7(b), to the Knowledge of the Buyer, Primo Parent is not aware of any Proceeding alleging any such infringement and has not received any notice alleging any such infringement. Except as set forth on Schedule 4.7(b), to the Knowledge of the Buyer, no third party has infringed or is infringing upon any Intellectual Property owned by Primo Parent.
(c) Except as set forth on Schedule 4.7(c), Primo Parent has not granted any license, agreement or other permission to any third party (whether active and in force or terminated, canceled or expired) with respect to any Intellectual Property owned by Primo Parent.

4.8 Taxation.
(a) Except as set forth in Schedule 4.8, (i) all material Tax Returns required to be filed by Primo Parent and the Primo Subsidiaries for all periods through and including the Closing Date have been duly and timely filed, and such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes required to be paid (or required to be withheld and paid) with respect to (x) Primo Parent or any of the Primo Subsidiaries or (y) any amounts owed by Primo Parent or any of the Primo Subsidiaries to any employee, creditor, independent contractor or other third party have been duly and timely paid (or withheld and paid), (iii) none of the assets of Primo Parent or any of the Primo Subsidiaries is subject to any Encumbrance (other than Permitted Encumbrances) as a result of a failure to pay any Tax and (iv) no written claim has been made by a Governmental Body within the last three years in a jurisdiction where Primo Parent or any of the Primo Subsidiaries has not filed Tax Returns that Primo Parent or any of the Primo Subsidiaries is or may be subject to taxation in such jurisdiction.
(b) Except as set forth on Schedule 4.8, since December 31, 2009 and as of the date hereof, neither Primo Parent nor any of the Primo Subsidiaries has incurred any Liability for Taxes outside the ordinary course of business.
(c) Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties contained in this Section 4.8 are the sole and exclusive representations and warranties made by the Primo Parties relating to matters arising under Tax Law.
4.9 Legal Compliance. Except as set forth on Schedule 4.9, Primo Parent and all of the Primo Subsidiaries are, and since January 1, 2007, have been, in compliance in all material respects with all applicable Law and Permits. Except as set forth on Schedule 4.9, no Proceeding is pending, nor since January 1, 2007, has been filed or commenced, against Primo Parent or any of the Primo Subsidiaries alleging any failure to comply with any applicable Law or Permit. To the Knowledge of the Buyer, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Primo Parent or any of the Primo Subsidiaries of any Law or Permit. Except as set forth on Schedule 4.9, neither Primo Parent nor any Primo Subsidiary has received any written notice or other written communication from any Person, or to the Knowledge of the Buyer, any notice or other communication regarding any actual, alleged or potential violation by Primo Parent or any of the Primo Subsidiaries of any Law or Permit or any cancellation, termination or failure to renew any Permit held by Primo Parent or any of the Primo Subsidiaries.
4.10 Litigation and Orders. There is no material Proceeding pending or, to the Knowledge of the Buyer, threatened or anticipated relating to or affecting (a) the business of Primo Parent or (b) the Transactions. There is no outstanding Order to which the business of Primo Parent is subject. Schedule 4.10 lists all material Proceedings pending at any time since January 1, 2007, in which Primo Parent or any Primo Subsidiary has been named as a defendant (whether directly, by counterclaim or as a third party defendant) and all material Proceedings pending at any time since January 1, 2007, in which Primo Parent or any Primo Subsidiary has been a plaintiff. There are no Orders relating to the business of Primo Parent in effect at any time since January 1, 2007 to which any asset owned by Primo Parent or any Primo Subsidiary is subject.
4.11 Environmental. Except as set forth on Schedule 4.11:
(a) Primo Parent and each of the Primo Subsidiaries has complied and is in compliance in all material respects with all Environmental Law, including obtaining and complying with all material Permits that are required pursuant to any Environmental Law;

(b) Neither Primo Parent nor any of the Primo Subsidiaries has received any written notice, report or other information regarding any actual or alleged violation of any Environmental Law or any Liabilities or potential Liabilities under Environmental Law;
(c) Neither Primo Parent nor any of the Primo Subsidiaries has, either expressly or by operation of Law, assumed or undertaken any material Liability of any other Person under any Environmental Law.
4.12 Employees. Neither Primo Parent nor any of the Primo Subsidiares are, nor has Primo Parent or any of the Primo Subsidiaries been, a party to or bound by any collective bargaining agreement. Neither Primo Parent nor any of the Primo Subsidiaries has experienced any strike, slowdown, picketing, work stoppage, employee grievance process, claim of unfair labor practice or other collective bargaining dispute. There is no lockout of any employees by Primo Parent or any Primo Subsidiary, and no such action is contemplated by Primo Parent or any Primo Subsidiary. Neither Primo Parent nor any Primo Subsidiary has committed any unfair labor practice. To the Knowledge of the Primo Parties, (a) no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute and (b) there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Primo Parent or any Primo Subsidiary.
4.13 No Brokers’ Fees. No Primo Party has any Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which the Seller could be liable.
4.14 SEC Reports. Primo Parent has timely filed all forms, reports and documents required to be filed by it with the SEC, all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, the date of the last such amendment or superseding filing, in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of the forms, reports or documents filed by Primo Parent with the SEC, including any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of a registration statement, as of its effective date) or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Primo Parties with respect to statements made in the forms, reports or documents filed by Primo Parent with the SEC regarding any Culligan Party or any of their Affiliates, any business or former business of any Culligan Party or any of their Affiliates or any assets purchased from any Culligan Party or any of their Affiliates.
4.15 Conduct of Business. Since December 31, 2010, the Buyer (in its role as the service provider under the Existing Services Agreement) has operated the Business in the ordinary course of business.
ARTICLE V
CLOSING CONDITIONS
5.1 Conditions to the Primo Parties’ Obligations. Each Primo Party’s obligation to perform the Transactions contemplated to be performed on or about the Closing Date is subject to satisfaction, or written waiver by such Primo Party, of each of the following conditions:

(a) (i) All of the representations and warranties of the Culligan Parties in this Agreement must be accurate in all material respects as of the Closing Date (except for representations and warranties that are as of a specific date, which representations and warranties must be accurate in all material respects as of such date), except in each case to the extent any such representation or warranty contains a materiality qualification, in which case such representation or warranty must be accurate in all respects, and (ii) each Culligan Party must perform and comply in all material respects with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing.
(b) Each of the following documents must be delivered to the Buyer and must be dated as of the Closing Date:
(i) the Bill of Sale, executed by the Seller;
(ii) the Non-Competition Agreement, executed by the Seller;
(iii) the Trademark Sublicense Agreement, executed by the Seller;
(iv) the Registration Rights Agreement Amendment, executed by the Seller;
(v) the Services Agreement, executed by the Seller;
(vi) the Waiver Agreement, executed by the Seller;
(vii) a certificate of the Seller, in form and substance reasonably satisfactory to the Buyer, certifying that (A) the transactions contemplated by this Agreement are in compliance with the Seller’s credit agreements and (B) all Encumbrances on the Purchased Assets related to Secured Debt will be automatically released upon the Closing;
(viii) a certificate of an officer of the Seller, in form and substance reasonably satisfactory to the Buyer, certifying that attached thereto is a true, correct and complete copy of resolutions duly adopted by the equityholders of the Seller authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents to which it is a party and that such resolutions are still in effect;
(ix) such other bills of sale, assignments, certificates of title and other instruments of transfer, all in form and substance reasonably satisfactory to the Buyer, as are necessary or desirable to convey fully and effectively to the Buyer all of the Purchased Assets in accordance with the terms of this Agreement; and
(x) such other documents as the Buyer may reasonably request for the purpose of (A) evidencing the accuracy of the Seller’s representations and warranties, (B) evidencing the Seller’s performance of, and compliance with, any covenant or agreement required to be performed or complied with by the Seller, (C) evidencing the satisfaction of any condition referred to in this Section 5.1, (D) vesting in the Buyer legal and beneficial title to the Purchased Assets, (E) complying with all applicable securities Law or (F) otherwise facilitating the performance of the Transactions.
(c) There must not be any Proceeding pending or threatened against any of the Primo Parties or any of their respective Affiliates that (i) challenges or seeks damages or other relief in connection with any of the Transactions or (ii) may have the effect of making illegal or interfering with any of the Transactions.

5.2 Conditions to the Seller’s Obligations. The Seller’s obligations to perform the Transactions contemplated to be performed on or before the Closing Date are subject to satisfaction, or written waiver by the Seller, of the following conditions:
(a) (i) All of the representations and warranties of the Primo Parties in this Agreement must be accurate in all material respects as of the Closing Date (except for representations and warranties that are as of a specific date, which representations and warranties must be accurate in all material respects as of such date), except in each case to the extent any such representation or warranty contains a materiality qualification, in which case such representation or warranty must be accurate in all respects, and (ii) the Primo Parties must perform and comply in all material respects with all of their respective covenants and agreements in this Agreement to be performed prior to or at the Closing.
(b) Each of the following documents must be delivered to the Seller and must be dated as of the Closing Date:
(i) the Bill of Sale, executed by the Buyer;
(ii) the Non-Competition Agreement, executed by the Buyer;
(iii) the Trademark Sublicense Agreement, executed by the Buyer;
(iv) the Registration Rights Agreement Amendment, executed by the Buyer;
(v) the Services Agreement, executed by the Buyer; and
(vi) a certificate of an officer of Primo Parent, in form and substance reasonably satisfactory to the Seller, certifying that attached thereto is a true, correct and complete copy of resolutions duly adopted by the board of directors of Primo Parent authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents to which it is a party and that such resolutions are still in effect;
(vii) such other documents as the Seller may reasonably request for the purpose of (A) evidencing the accuracy of each Primo Party’s representations and warranties, (B) evidencing each Primo Party’s performance of, and compliance with, any covenant or agreement required to be performed or complied with by such Primo Party, (C) evidencing the satisfaction of any condition referred to in this Section 5.2, (D) complying with all applicable securities Law or (E) otherwise facilitating the performance of the Transactions.
(c) There must not be any Proceeding pending or threatened against any Culligan Party or any of their respective Affiliates that (i) challenges or seeks damages or other relief in connection with any of the Transactions or (ii) may have the effect of making illegal or interfering with any of the Transactions.
ARTICLE VI
POST-CLOSING COVENANTS
The Parties agree as follows with respect to the period following the Closing Date:

6.1 Payment of Excluded Liabilities. The Seller will pay, perform and discharge the Excluded Liabilities as and when due.
6.2 Payment of Assumed Liabilities. The Buyer will pay, perform and discharge the Assumed Liabilities as and when due.
6.3 Bulk Transfer Compliance. Inasmuch as the Buyer is to assume the Assumed Liabilities and the Seller is to pay, perform and discharge the Excluded Liabilities, the Buyer and the Seller hereby mutually agree to waive compliance with the provisions of any bulk transfer or sales Law, to the extent applicable to the Transactions, and any bulk sales legislation in the jurisdictions in which any of the Purchased Assets are located. Except for the Assumed Liabilities, which shall be paid by the Buyer as they become due, the Seller shall, after the Closing, pay its creditors as its debts to them become due.
6.4 Consents. This Agreement will not constitute an assignment, attempted assignment or agreement to assign any Contract to the extent that any attempted assignment or agreement to assign such Contract without the Consent of any Person would constitute a breach thereof or would impair the rights of the Seller or the Buyer thereunder and such Consent is not obtained. If any Consent set forth or required to be set forth on Schedule 3.4 has not been obtained prior to or at the Closing, then the Seller will use commercially reasonable efforts to obtain such Consent, but not prior to the Buyer’s approval of the form and substance of each such Consent, which approval will not be unreasonably withheld or delayed. The Seller will use its commercially reasonable efforts (at the Seller’s expense), and the Buyer will cooperate in all reasonable respects with the Seller to obtain all such Consents; provided, however, that such cooperation will not include any requirement to pay any consideration, to agree to any undertaking or modification to a Contract or to offer or grant any financial accommodation not required by the terms of such Contract. Until such Consent is obtained, or the Contract to which such Consent relates is novated or terminated, to the extent permissible under such Contract, the Buyer will be entitled to receive all of such Seller’s benefits under such Contract and, to the extent it receives such benefits, will perform all of the obligations of the Seller under such Contract. The Seller will, at the Buyer’s request, do all such acts and things as the Buyer may reasonably request to enable due performance of such Contract and to provide for the Buyer the benefits, subject to the obligations, of such Contract. Without limiting the generality of the foregoing, the Seller will provide all reasonable assistance to the Buyer (at the Buyer’s request) to enable the Buyer to enforce its rights under such Contract.
6.5 Mail and Receivables. The Seller hereby irrevocably authorizes the Buyer after the Closing to receive and open all mail and other communications received by the Buyer and addressed or directed to the Seller and, to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities, to act with respect to such communications in such manner as the Buyer may elect. If any such communication does not relate to the Business, the Purchased Assets or the Assumed Liabilities, the Buyer will forward such communication to such Seller. The Seller will promptly deliver to the Buyer the original of any mail or other communication received by the Seller after the Closing that directly relates to the Business and a copy of any such mail or other communication to the extent that a portion of such mail or communication relates to the Business. The Seller hereby irrevocably authorizes the Buyer after the Closing to endorse, without recourse, the name of the Seller on any check or any other evidence of indebtedness received by the Buyer if such check or evidence of indebtedness is in respect of a Purchased Asset. After the Closing, the Seller will promptly remit to the Buyer any payment that is in respect of a Purchased Asset that the Seller receives.
6.6 Litigation Support. If any Party is evaluating, pursuing, contesting or defending against any Proceeding in connection with (a) any Transaction or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing involving the Business, each other Party will cooperate with such Party and such Party’s counsel in the evaluation, pursuit, contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection therewith. The evaluating, pursuing, contesting or defending Party will reimburse each other Party for its out-of-pocket expenses related to such cooperation (unless the contesting or defending Party is entitled to indemnification therefor under Section 7.1 without regard to Section 7.4).

6.7 Transition. After the Closing, at the Buyer’s request, the Seller will cooperate with the Buyer in its efforts to continue and maintain for the benefit of the Buyer those business relationships of the Seller existing prior to the Closing, including relationships with Governmental Bodies, licensors, licensees, customers, suppliers and others, and the Seller will satisfy the Excluded Liabilities in a manner that is not materially detrimental to any of such relationships; provided, however, that the Buyer will reimburse the Seller for its out-of-pocket expenses related to such cooperation (unless the Buyer is entitled to indemnification with respect to the matter for which the Buyer is seeking such Seller’s cooperation under Section 7.1 without regard to Section 7.4). The Seller will refer to the Buyer all inquiries relating to the Business.
6.8 Confidentiality. Each Party will, and will cause its Affiliates and Representatives to, maintain, for a period equal to the later of (a) three years following the Closing Date or (b) three years following termination of the information rights of Culligan Parent pursuant to Section 9.9 of that certain Asset Purchase Agreement, dated June 1, 2010, by and among the Culligan Parties, the Primo Parties and the other parties thereto, the confidentiality of the Confidential Information of any other Party (any party to whom Confidential Information belongs shall be referred to in this Section as the “disclosing Party” and any Party who receives Confidential Information of another Party shall be referred to in this Section as the “receiving Party”) at all times, and will not, directly or indirectly, use any Confidential Information of any disclosing Party for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information of any disclosing Party to any Person other than authorized Representatives of the disclosing Party, except in connection with this Agreement or with the prior written consent of the disclosing Party. Notwithstanding the foregoing, each Party’s confidentiality obligations with respect to any trade secrets shall continue for so long as such Confidential Information constitutes a trade secret. The covenants in this Section 6.8 will not apply to Confidential Information that (i) is or becomes available to the general public through no breach of this Agreement by the receiving Party or any of their respective Affiliates or Representatives or, to the Knowledge of the receiving Party, breach by any other Person of a duty of confidentiality to the disclosing Party or (ii) a receiving Party is required to disclose by applicable Law; provided, however, that the receiving Party will, to the extent it is legally permitted to do so, notify the disclosing Party in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the disclosing Party to limit the scope of such disclosure. At any time that a disclosing Party may request, each other receiving Party will, and will cause their respective Affiliates and Representatives to, turn over or return to the requesting disclosing Party all Confidential Information in any form (including all copies and reproductions thereof) in their respective possession or control. The Buyer may refer to the Business as formerly being owned by the Seller. The Seller will not issue any press release or make any public announcement relating to the subject matter of this Agreement until the earlier of (i) such time as the Buyer has issued a press release or public announcement relating to the subject matter of this Agreement or (ii) the second Business Day after the date hereof.
6.9 Seller Information. After the Closing, the Seller will provide all information concerning the Business as Primo Parent may reasonably request in order for Primo Parent to comply with its obligations under all applicable securities Law, including all filings pursuant to the Exchange Act.
6.10 Personal Information. After the Closing, the Primo Parties will use and disclose all individual personal information included in the Purchased Assets only for the purposes for which it was initially collected by the Seller.

6.11 Regional Operator Agreements. For a period of one year following the Closing Date, the Seller will cooperate with the Buyer in its efforts to enter into a Standard RO Agreement with each of the Franchisees. Neither the Buyer nor any Affiliate of the Buyer will enter into any agreement with respect to the Business with any Franchisee other than a Standard RO Agreement without the written consent of the Seller; provided, however, that the foregoing shall not prohibit the Buyer nor any Affiliate of the Buyer from amending, supplementing or otherwise modifying a Standard RO Agreement with a Franchisee in a manner that both (a) would not reasonably be expected to have a material adverse effect on the Seller and (b) would not, after giving effect to the Waiver Agreement, reasonably be expected to result in a material violation of the franchise agreement between the Seller and such Franchisee; provided, further, that the foregoing provision shall not apply to any Franchisee who is no longer a franchisee of the Seller. The Parties acknowledge and agree that if an amendment, supplement or other modification to a Standard RO Agreement would not reasonably be expected to result in a material violation of the form Culligan of Canada, Ltd. Franchise Agreement previously provided by the Seller to the Buyer, then such amendment, supplement or other modification shall be deemed to not result in a material violation of any franchise agreement between the Seller and any Franchisee, provided, that the Seller has not previously provided the Buyer with written notice to the contrary.
6.12 Provision of Information Related to the Business. For a period of six months following the end of the Transition Period, the Seller will use commercially reasonable efforts to provide the Buyer with all information within the possession of the Seller that the Buyer requests and that is reasonably necessary to be provided to the Buyer in order to allow the Buyer to operate the Business in the ordinary course and consistent with the Seller’s past practices.
6.13 Additional Trademark Sublicense Agreements.
(a) During the term of the Trademark Sublicense Agreement, if (x) the Buyer notifies the Seller that the Buyer intends to engage a third party to operate the Business under the Culligan brand in a territory that (a) is not then assigned to a franchisee of the Seller and (b) is not then being serviced by the Seller pursuant to the Services Agreement, then (y) Seller will enter into a trademark sublicense agreement with such third party, provided that such third party is reasonably satisfactory to the Seller.
(b) During the term of the Trademark Sublicense Agreement, if the franchise agreement between the Seller and any of Seller’s franchisees with whom the Buyer or one of its Affiliates has entered into a Standard RO Agreement is terminated by the Seller for any reason, the Seller shall (i) cooperate with the Buyer to locate a replacement third party service provider in the territory formerly serviced by the terminated franchisee and (ii) enter into a trademark sublicense agreement with such third party, provided that such third party is reasonably satisfactory to the Seller.
(c) Any such trademark sublicense agreement entered into pursuant to this Section 6.13 or Section 6.14 (i) shall grant such third party the right to use the Marks (as such term is defined in the Trademark Sublicense Agreement) on a royalty-free basis in the operation of the Business to the extent reasonably necessary for such third party to service the Business in the territory, (ii) shall not grant such third party any rights to use the Marks in any territory that is then assigned to a Franchisee pursuant to a franchise agreement with the Seller, (iii) shall terminate upon the earlier of (A) the termination of the Standard RO Agreement (as such agreement may be amended, supplemented or otherwise modifed pursuant to Section 6.11) between such third party and the Buyer and (B) the termination of the Trademark Sublicense Agreement and (iv) shall otherwise be in form and substance reasonably satisfactory to the Buyer and the Seller.

6.14 Franchise Agreements. For a period of three years following the Closing Date, the Seller shall not enter into any new franchise agreement unless the Seller uses commercially reasonable efforts to cause the new franchisee to provide the Buyer with a written offer to enter into a Standard RO Agreement with the Buyer, provided that the initial term of such Standard RO Agreement would expire on the fifth anniversary of the Closing Date. If such new franchisee and the Buyer enter into a Standard RO Agreement, the Seller shall (a) execute a waiver agreement substantially similar to the Waiver Agreement with respect to such new franchisee and (b) grant such new franchisee the right to use the Marks (as such term is defined in the Trademark Sublicense Agreement) on the terms set forth in Section 6.13(c).
6.15 Transition Services. For a period of 90 days following the Closing Date (the “Transition Period”), the Seller shall provide the services set forth on Schedule 6.15 (the “Transition Services”) to the Buyer at no cost. The Transition Services shall be provided in materially the same scope and manner as provided by the Seller to the Business prior to the Closing Date. No later than 30 days following the Closing Date, the Seller shall provide detailed Accounts Receivable and Accounts Payable information (by invoice), as well as all relevant billing information and contacts and payment information and contacts to enable the Buyer to begin to transition control of the Transition Services and to operate the Business.
ARTICLE VII
INDEMNIFICATION
7.1 Indemnification by the Seller. After the Closing and subject to the terms and conditions of this Article VII, the Seller will indemnify and hold harmless the Buyer and its Affiliates and Representatives (collectively, the “Buyer Indemnitees”) from, and pay and reimburse the Buyer Indemnitees for, all Losses directly or indirectly relating to or arising from: (a) any breach or inaccuracy or any allegation of any third party that, if true, would be a breach or inaccuracy of any representation or warranty made by any Culligan Party in this Agreement or pursuant to the certificates delivered pursuant to Section 5.1; (b) any breach of any covenant or agreement of any Culligan Party in this Agreement; (c) any failure to pay, perform or otherwise discharge any Excluded Liability as and when due or any Liability arising out of or in connection with non-compliance with any “bulk sales,” “bulk transfer” or any other bulk sales legislation in any jurisdiction where any of the Purchased Assets are located other than as a result of any failure by the Buyer to discharge any Assumed Liability; and (d) any Liability (other than Assumed Liabilities and other than Liabilities for Taxes (the allocation of which is governed by Article II)) arising out of the operation of the Business on or prior to the Closing Date.
7.2 Indemnification by the Buyer. After the Closing and subject to the terms and conditions of this Article VII, the Buyer will indemnify and hold harmless the Seller and its Affiliates and Representatives (collectively, the “Seller Indemnitees”) from, and pay and reimburse the Seller Indemnitees for, all Losses directly or indirectly relating to or arising from: (a) any breach or inaccuracy or any allegation of any third party that, if true, would be a breach or inaccuracy of any representation or warranty made by any Primo Party in this Agreement or pursuant to the certificates delivered pursuant to Section 5.2; (b) any breach of any covenant or agreement of any Primo Party in this Agreement; (c) any failure to pay, perform or otherwise discharge any Assumed Liability as and when due and (d) any Liability (other than Excluded Liabilities) arising out of the operation of the Business after the Closing Date.
7.3 Survival and Time Limitations. All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing. The Seller will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement, unless the Buyer notifies the Seller of such a claim on or before the date eighteen (18) months after the Closing Date; provided, however, that (a) any claim relating to Section 3.17 (environmental) may be made at any time until the date three years after the Closing Date, (b) any claim relating to Section 3.13 (taxes) may be made at any time until the date 30 days after the expiration of the applicable statute or period of limitations (including any extension of such statute or period of limitations) and (c) any claim relating to Section 3.1 (organization), 3.3 (authority), 3.4 (conflicts) or 3.7 (title to assets), the certificate delivered pursuant to Section 5.1(b)(vi), fraud, or any covenant or agreement to be performed or complied with at or after the Closing may be made at any time without any time limitation. The Buyer will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement, unless the Seller notifies the Buyer of such a claim on or before the date eighteen (18) months after the Closing Date; provided, however, that any claim relating to Section 4.8 (taxes) may be made at any time until the date 30 days after the expiration of the applicable statute or period of limitations (including any extension of such statute or period of limitations) and any claim relating to Section 4.1 (organization) 4.2 (capitalization) 4.3 (authority), or 4.4 (conflicts), fraud or any covenant or agreement to be performed or complied with at or after the Closing may be made at any time without any time limitation. If the Buyer or the Seller, as applicable, provides proper notice of a claim within the applicable time period set forth above, Liability for such claim will continue until such claim is resolved.
7.4 Limitations on Indemnification.
(a) The Seller will have no Liability with respect to the matters described in Section 7.1(a): (i) in respect of any Loss incurred or suffered by the Buyer Indemnitee that is not a Qualifying Loss and (ii) until such time as the aggregate of all Qualifying Losses that Buyer Indemnitees may have under Section 7.1(a) exceeds CDN$37,500 (the amount referred to in this clause (ii), the “Seller Indemnity Threshold”), and then only for the aggregate amount of all Qualifying Losses in excess of the Seller Indemnity Threshold; provided, however, that any claim relating to Section 3.3 (authority), 3.4 (conflicts), 3.7 (title to assets), 3.13 (taxes), 3.17 (environmental) or 3.20 (brokers) or the certificate delivered pursuant to Section 5.1(b)(vi) will not be subject to or counted towards the Seller Indemnity Threshold. The Seller’s maximum aggregate Liability with respect to the matters described in Section 7.1(a) will be limited to an amount equal to CDN$1,000,000 (the “Seller Cap”); provided, however, that any claim relating to Section 3.3 (authority), 3.4 (conflicts), 3.7 (title to assets), 3.13 (taxes), 3.17 (environmental) or 3.20 (brokers), the certificate delivered pursuant to Section 5.1(b)(vi) or any covenant or agreement will not be subject to or counted towards the Seller Cap, but will be limited to an amount equal to the Purchase Price.
(b) The Buyer will have no Liability with respect to the matters described in Section 7.2(a): (i) in respect of any Loss incurred or suffered by the Seller Indemnitee that is not a Qualifying Loss and (ii) until such time as the aggregate of all Qualifying Losses that Buyer Indemnitees may have under Section 7.2(a) exceeds CDN$37,500 (the amount referred to in this clause (ii), the “Buyer Indemnity Threshold”), and then only for the aggregate amount of all Qualifying Losses in excess of the Buyer Indemnity Threshold; provided, however, that any claim relating to Section 4.1 (organization), 4.2 (capitalization), 4.3 (authority), 4.4 (conflicts), 4.8 (taxes) or 4.13 (brokers) will not be subject to or counted towards the Buyer Indemnity Threshold. The Buyer’s maximum aggregate Liability with respect to the matters described in Section 7.2(a) will be limited to an amount equal to CDN$1,000,000 (the “Buyer Cap”); provided, however, that any claim relating to Section 4.1 (organization), 4.2 (capitalization), 4.3 (authority), 4.4 (conflicts), 4.8 (taxes) or 4.13 (brokers) or any covenant or agreement will not be subject to or counted towards the Buyer Cap, but will be limited to an amount equal to the Purchase Price.
(c) This Section 7.4 will not apply to fraud, including any fraudulent or intentional breach of any representation or warranty.

7.5 Third-Party Claims.
(a) If a third party commences a lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article VII, then the Indemnified Party must notify the Indemnifying Party thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.
(b) Upon receipt of the notice described in Section 7.5(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (i) within ten days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of Section 7.4, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party is not a party to the Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (iv) the Third-Party Claim does not involve, and is not likely to involve, any claim by any Governmental Body, (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently and (vi) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.
(c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 7.5(b), (i) the Indemnifying Party will not be responsible for any attorneys’ fees incurred by the Indemnified Party regarding the Third-Party Claim (other than attorneys’ fees incurred prior to the Indemnifying Party’s assumption of the defense pursuant to Section 7.5(b)) and (ii) neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be withheld unreasonably, it being understood that any Party may withhold its consent to a settlement that provides for non-monetary relief. If the Indemnified Party desires to consent to the entry of judgment with respect to or to settle a Third-Party Claim but the Indemnifying Party refuses, then the Indemnifying Party will be responsible for all Losses with respect to such Third-Party Claim, without giving effect to the Seller Indemnity Threshold, the Buyer Indemnity Threshold, the Seller Cap or the Buyer Cap, as applicable.
(d) If any condition in Section 7.5(b) is or becomes unsatisfied in any material respect, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including attorneys’ fees and expenses, and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Article VII.

(e) Notwithstanding anything to the contrary in this Agreement, each party shall have the sole right to control any audit, examination or Proceeding that relates to any Taxes of the Business for which such party is solely responsible and the parties shall jointly control, each at its own expense, any audit, examination or Proceeding that relates to any Taxes of the Business for which the parties are jointly responsible.
7.6 Other Indemnification Matters. Any claim for indemnification under this Article VII must be asserted by providing written notice to the Seller (or the Buyer, in the case of a claim by the Seller) specifying the factual basis of the claim in reasonable detail to the extent then known by the Person asserting the claim. Each Party agrees to treat all indemnification payments under this Article VII as adjustments to the Purchase Price, including for Tax purposes to the extent permitted by Law. The Seller shall have no obligation to make any indemnification payments under this Article VII prior to the third Business Day following the date upon which the registration statement to be filed by Primo Parent in respect of the Share Consideration pursuant to the Registration Rights Agreement is first declared effective by the SEC; provided, that the foregoing shall in no way limit the Seller’s indemnification obligations under this Article VII except with respect to the timing of such indemnification payment. The right to indemnification will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the date hereof, with respect to any representation, warranty, covenant or agreement in this Agreement. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE VII WILL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR ITS AFFILIATES, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION OR ITS AFFILIATES. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of damages, or other remedy based on any such representation, warranty, covenant or agreement.
7.7 PST Clearance Certificates. In respect of the purchase and sale of the Purchased Assets under this Agreement, the Buyer shall not require the Seller to comply with the requirements of section 6 of the Retail Sales Tax Act (Ontario) or any equivalent or corresponding provisions under any other applicable legislation. Notwithstanding anything to the contrary in this Agreement, the Seller will indemnify and hold harmless the Buyer Indemnitees from and pay and reimburse the Buyer Indemnitees for, any provincial sales Tax, penalties and interest payable or assessed against the Seller, directly or indirectly, by reason of, or as a consequence of, any non-compliance with Section 6 of the Retail Sales Tax Act (Ontario) or similar legislation in those jurisdictions in which the Purchased Assets are located. For the avoidance of doubt, the indemnification obligations set forth in this Section 7.7 are not subject to the limitations set forth in Section 7.4.
7.8 Exclusive Remedy. After the Closing, this Article VII will provide the exclusive legal remedy for the matters covered by this Article VII, except for claims based upon fraud. This Article VII will not affect any equitable remedy available to any Party.
ARTICLE VIII
MISCELLANEOUS
8.1 Further Assurances. Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things (including the execution and delivery of such further instruments or documents as may be necessary or convenient to transfer and convey any Purchased Asset to the Buyer in accordance with this Agreement), all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents.

8.2 No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person (including any employee of the Seller) other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.
8.3 Entire Agreement. The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).
8.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer (whether by operation of Law or otherwise) any of its rights, interests or obligations in this Agreement without the prior written approval of the other Parties; provided, that the Buyer may assign any or all of its rights or interests, or delegate any or all of their obligations, in this Agreement (a) to any successor to the Buyer or any acquirer of a material portion of the business or assets of the Buyer, (b) to one or more of the Buyer’s Affiliates or (c) to any lender to the Buyer or its Affiliates as security for obligations to such lender; and, provided, further, that no such assignment shall relieve the Buyer of any of its obligations under this Agreement; and, provided, further, that the Buyer shall be responsible for, and shall indemnify the Seller against, any Taxes that would not have arisen but for such assignment or delegation.
8.5 Counterparts. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.
8.6 Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date (a) three Business Days after such notice is sent by registered U.S. mail, return receipt requested, (b) one Business Day after receipt of confirmation if such notice is sent by facsimile, (c) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (d) one Business Day after delivery of such notice in person and (e) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):
If to any Culligan Party:
Culligan International Company
9399 West Higgins Road
Suite 1100
Rosemont, IL 60018
Fax: (847) 430-2365
Phone: (847) 430-1365
Attn: Susan E. Bennett

with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Fax: (212) 521-7611
Phone: (212) 909-6611
Attn: John M. Allen, Jr.
If to any Primo Party:
Primo Water Corporation
104 Cambridge Plaza Drive
Winston-Salem, NC 27104
Fax: (336) 331-4247
Phone: (336) 331-4047
Attn: Mark Castaneda
with a copy (which shall not constitute notice) to:
K&L Gates LLP
4350 Lassiter at North Hills Avenue
Suite 300
Raleigh, NC 27619
Fax: (919) 516-2028
Phone: (919) 743-7328
Attn: D. Scott Coward
8.7 JURISDICTION; SERVICE OF PROCESS. EACH PARTY (a) CONSENTS TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN CHICAGO, ILLINOIS (AND ANY CORRESPONDING APPELLATE COURT) IN ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT, (b) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY PROCEEDING MAINTAINED IN SUCH COURTS, (c) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT IN ANY OTHER COURT OR FORUM, (d) AGREES THAT PROCESS IN ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, (e) AGREES THAT SERVICE OF PROCESS WHICH IS SENT BY CERTIFIED MAIL TO SUCH PARTY’S ADDRESS IN SECTION 8.6 SHALL BE DEEMED EFFECTIVE SERVICE AND (f) WAIVES ANY DEFENSE BASED ON SERVICE OF PROCESS OTHER THAN AS PROVIDED HEREIN.
8.8 Governing Law. This Agreement and all other Transaction Documents (unless otherwise stated therein) will be governed by the Law of the State of Illinois without giving effect to any choice or conflict of law principles of any jurisdiction.
8.9 Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Primo Parties and the Culligan Parties. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party. The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

8.10 Severability. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
8.11 Expenses. Except as otherwise expressly provided in this Agreement, the Culligan Parties will bear all expenses incurred by the Culligan Parties or any of their Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date. Except as otherwise expressly provided in this Agreement, the Primo Parties will bear all expenses incurred by any Primo Party or any of their respective Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date. The Buyer shall be responsible for the payment of any license, registration or permitting fees that arise as a result of the Transactions.
8.12 Interpretation. The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the Closing Date. All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP as in effect on the date hereof (unless another effective date is specified herein). The word “or” in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement will be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty. All references to “USD$” refer to U.S. dollars and all references to “CDN$” refer to Canadian dollars.
8.13 Specific Performance. Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.
8.14 Waiver of Consequential Damages. Each Party hereby (a) waives all rights to special, indirect, incidental or consequential damages of any kind or nature whatsoever, whether in contract, warranty, tort (including negligence or strict liability) or otherwise, in each case arising out of or related to the Transactions and (b) acknowledges that in no event shall any Party be liable to any other Party for such damages described in clause (a).
8.15 Time Is of the Essence. Time is of the essence with respect to all time periods and dates set forth herein.
[Signature page follows]

The Parties have executed and delivered this Asset Purchase Agreement as of the date first written above.

PRIMO REFILL CANADA CORPORATION
By:	/s/ Mark Castaneda
	Name:	Mark Castaneda
	Title:	Chief Financial Officer

PRIMO WATER CORPORATION
By:	/s/ Mark Castaneda
	Name:	Mark Castaneda
	Title:	Chief Financial Officer

CULLIGAN OF CANADA, LTD.
By:	/s/ Susan E. Bennett
	Name:	Susan E. Bennett
	Title:	Senior Vice President, General Counsel
and Secretary

CULLIGAN INTERNATIONAL COMPANY
By:	/s/ Susan E. Bennett
	Name:	Susan E. Bennett
	Title:	Senior Vice President, General Counsel
and Secretary